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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Hilton Hotels Corporation for the registration of $1,000,000,000 debt securities, preferred stock, depository shares, common stock and warrants, and to the incorporation by reference therein of our report dated February 7, 1996, with respect to the consolidated financial statements and schedules of Bally Entertainment Corporation in the Annual Report (Form 10-K) for the year ended December 31, 1995, and included as Exhibit 99(a) in the Hilton Hotels Corporation Form 8-K dated December 20, 1996, both filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Chicago, Illinois
December 18, 1996